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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No ___)


                            QLIK TECHNOLOGIES, INC.
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                                (Name of Issuer)


                   Common Stock, par value $0.0001 per share
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                         (Title of Class of Securities)


                                   74733T105
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                                 (CUSIP Number)


                               December 31, 2013
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]     Rule 13d-1(b)
         [_]     Rule 13d-1(c)
         [_]     Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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



---------------------------                          ---------------------------
CUSIP No. 74733T105               SCHEDULE 13G                Page 2 of 10 Pages
---------------------------                          ---------------------------

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     1     NAMES OF REPORTING PERSONS

           Maverick Capital, Ltd. - 75-2482446
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     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
     3     SEC USE ONLY

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     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
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                |   5   |  SOLE VOTING POWER
                |       |  8,697,241
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6   |  SHARED VOTING POWER
BENEFICIALLY    |       |  0
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7   |  SOLE DISPOSITIVE POWER
 REPORTING      |       |  8,697,241
PERSON WITH     ----------------------------------------------------------------
                |   8   |  SHARED DISPOSITIVE POWER
                |       |  0
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,697,241
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)       |_|

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED IN AMOUNT IN ROW 9

           9.8%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (See Instructions)

           IA
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



---------------------------                          ---------------------------
CUSIP No. 74733T105               SCHEDULE 13G                Page 3 of 10 Pages
---------------------------                          ---------------------------

--------------------------------------------------------------------------------
     1     NAMES OF REPORTING PERSONS

           Maverick Capital Management, LLC - 75-2686461
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
                |   5   |  SOLE VOTING POWER
                |       |  8,697,241
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6   |  SHARED VOTING POWER
BENEFICIALLY    |       |  0
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7   |  SOLE DISPOSITIVE POWER
 REPORTING      |       |  8,697,241
PERSON WITH     ----------------------------------------------------------------
                |   8   |  SHARED DISPOSITIVE POWER
                |       |  0
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,697,241
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)        |_|

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED IN AMOUNT IN ROW 9

           9.8%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (See Instructions)

           HC
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP No. 74733T105               SCHEDULE 13G                Page 4 of 10 Pages
---------------------------                          ---------------------------

--------------------------------------------------------------------------------
     1     NAMES OF REPORTING PERSONS

           Lee S. Ainslie III
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                |   5   |  SOLE VOTING POWER
                |       |  8,697,241
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6   |  SHARED VOTING POWER
BENEFICIALLY    |       |  0
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7   |  SOLE DISPOSITIVE POWER
 REPORTING      |       |  8,697,241
PERSON WITH     ----------------------------------------------------------------
                |   8   |  SHARED DISPOSITIVE POWER
                |       |  0
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,697,241
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)       |_|

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED IN AMOUNT IN ROW 9

           9.8%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (See Instructions)

           HC
--------------------------------------------------------------------------------

Item 1(a)     Name of Issuer:

              Qlik Technologies, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:

              150 N. Radnor Chester Road
              Suite E220
              Radnor, Pennsylvania  19087

Item 2(a)     Name of Person Filing:

              This Schedule 13G (the "Schedule 13G") is being filed on behalf of each of the following persons (each, a "Reporting Person"):

              (i)   Maverick Capital, Ltd.;
              (ii)  Maverick Capital Management, LLC; and
              (iii) Lee S. Ainslie III ("Mr. Ainslie").

              The Schedule 13G relates to Shares (as defined herein) held for the accounts of Maverick Capital, Ltd.'s clients.

Item 2(b)     Address of Principal Business Office or, if none, Residence:

              The address of the principal business office of (i) Maverick Capital, Ltd. and Maverick Capital Management, LLC is 300 Crescent Court, 18th Floor, Dallas, Texas 75201, and (ii) Mr. Ainslie is 767 Fifth Avenue, 11th Floor, New York, New York 10153.

Item 2(c)     Citizenship:

              (i)   Maverick Capital, Ltd. is a Texas limited partnership;
              (ii) Maverick Capital Management, LLC is a Texas limited liability company; and
              (iii) Mr. Ainslie is a citizen of the United States.

Item 2(d)     Title of Class of Securities:

              Common Stock, par value $0.0001 per share (the "Shares").

Item 2(e)     CUSIP Number:

              74733T105



                               Page 5 of 10 Pages

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.
              78o).

     (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [X] An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

     (g) [X] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  [_] A non-U.S. institution in accordance with ss.
              240.13d-1(b)(1)(ii)(J);

     (k)  [_] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(K).

     If filing as a non-U.S. institution in accordance with ss.
240.13d-1(b)(1)(ii)(J), please specify the type of institution: _______________

Item 4        Ownership

              Ownership as of December 31, 2013 is incorporated by reference to items (5) - (9) and (11) of the cover page of the Reporting Person.

              Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the Shares which are the subject of this filing through the investment discretion it exercises over its clients' accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC's Regulations.

Item 5        Ownership of Five Percent or Less of a Class

              Not applicable.




                               Page 6 of 10 Pages

Item 6        Ownership of More than Five Percent on Behalf of Another
              Person.

              Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

              Not applicable.

Item 8        Identification and Classification of Members of the Group

              Not applicable.

Item 9        Notice of Dissolution of Group

              Not applicable.

Item 10       Certifications

              By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 7 of 10 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2014          MAVERICK CAPITAL, LTD.

                                  By:   Maverick Capital Management, LLC,
                                        Its General Partner

                                        By:  Lee S. Ainslie III, Manager

                                              By:  /s/ John T. McCafferty
                                                   -----------------------------
                                                   John T. McCafferty
                                                   Under Power of Attorney dated
                                                   February 13, 2003


Date:  February 14, 2014          MAVERICK CAPITAL MANAGEMENT, LLC

                                  By:   Lee S. Ainslie III, Manager

                                        By:    /s/ John T. McCafferty
                                               -----------------------------
                                               John T. McCafferty
                                               Under Power of Attorney dated
                                               February 13, 2003


Date:  February 14, 2014          LEE S. AINSLIE III


                                  By:   /s/ John T. McCafferty
                                        -----------------------------
                                        John T. McCafferty
                                        Under Power of Attorney dated
                                        February 13, 2003









                               Page 8 of 10 Pages

                                 EXHIBIT INDEX

A. Joint Filing Agreement, dated February 14, 2014, by and among Maverick Capital, Ltd., Maverick Capital Management, LLC, and Lee S. Ainslie III.







                               Page 9 of 10 Pages

                                                                       Exhibit A



                             Joint Filing Agreement


         The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock, par value $0.0001 per share of Qlik Technologies, Inc., dated as of February 14, 2014, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date: February 14, 2014



                                   MAVERICK CAPITAL, LTD.

                                   By:  Maverick Capital Management, LLC
                                        Its General Partner

                                        By:  Lee S. Ainslie III, Manager



                                             By:   /s/ John T. McCafferty
                                                   -----------------------------
                                                   John T. McCafferty
                                                   Under Power of Attorney dated
                                                   February 13, 2003


                                   MAVERICK CAPITAL MANAGEMENT, LLC

                                   By:  Lee S. Ainslie III, Manager



                                        By:  /s/ John T. McCafferty
                                             -----------------------------
                                             John T. McCafferty
                                             Under Power of Attorney dated
                                             February 13, 2003


                                   LEE S. AINSLIE III



                                   By:  /s/ John T. McCafferty
                                        -----------------------------
                                        John T. McCafferty
                                        Under Power of Attorney dated
                                        February 13, 2003



                              Page 10 of 10 Pages